Exhibit 99.1

N e w s R e l e a s e

Worldwide Press Office:

Tel: 312.997.8640

UAL Corporation To Boost Liquidity by $275 Million,

Completes $125 Million Aircraft Financing Agreement

CHICAGO, Oct. 1, 2008 – UAL Corporation (NASDAQ: UAUA), the holding company whose primary subsidiary is United Airlines, today announced financing transactions that will add approximately $275 million of cash prior to year end.

The company has completed a $125 million aircraft financing agreement, receiving approximately $60 million yesterday and will receive the remaining approximately $65 million by mid October.

United has also executed agreements and agreements in principle (subject to reaching final documentation and other conditions) to sell certain assets for approximately $140 million. The company received approximately $30 million from these assets in the third quarter and expects to receive approximately $110 million in the fourth quarter. In addition, United intends to substitute certain cash collateral with a letter of credit, generating $10 million in net incremental cash in the fourth quarter.

“We are further strengthening our cash position, and we are pleased to close this transaction, particularly in this market environment,” said Kathryn Mikells, who will become chief financial officer on November 1. “We still have over $3 billion of unencumbered assets to further enhance our liquidity.”

The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

N e w s R e l e a s e

About United

United Airlines (NASDAQ: UAUA) operates more than 3,200* flights a day on United and United Express to more than 200 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C. With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States. United also is a founding member of Star Alliance, which provides connections for our customers to 975 destinations in 162 countries worldwide. United’s 55,000 employees reside in every U.S. state and in many countries around the world. News releases and other information about United can be found at the company’s Web site at united.com.

*Based on the flight schedule between Jan. 1, 2008 and Dec. 31, 2008.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements included in this investor update are forward-looking and thus reflect the company’s current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to the operations and business environment of the company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Factors that could significantly affect net earnings, revenues, expenses, costs, load factor and capacity include, without limitation, the following: the company’s ability to comply with the terms of its credit facility; the costs and availability of financing; the company’s ability to execute its business plan; the company’s ability to realize benefits from its resource optimization efforts and cost reduction initiatives; the company’s ability to use its net operating losses; the company’s ability to attract, motivate and/or retain key employees; the company’s ability to attract and retain customers; demand for transportation in the markets in which the company operates; general economic conditions (including interest rates, foreign currency exchange rates, crude oil prices and energy refining capacity in relevant markets); the effects of any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of jet fuel; our ability to cost-effectively hedge against increases in the price of jet fuel; the costs associated with security measures and practices; labor costs; industry consolidation; competitive pressures on pricing and on demand; capacity decisions of United and/or our competitors; U.S. or foreign governmental legislation, regulation and other actions, including open skies agreements; the ability of the company to maintain satisfactory labor relations and our ability to avoid any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth from time to time in UAL’s reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the company that such matters will be realized. The company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

# # #

The United Building, 77 West Wacker Drive, Chicago, Illinois 60601